Exhibit 4.1
Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.01 per share (“Common Stock”), of Altisource Asset Management Corporation, a US Virgin Islands corporation (the “Company”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of the Amended and Restated Articles of Incorporation of the Company (the “Charter”), the Third Amended and Restated Bylaws of the Company (the “Bylaws”), and the Certificate of Designations of the Series A Convertible Preferred Stock (the “Series A Designations Certificate”) (each of which is incorporated herein by reference) and the applicable provisions of the US Virgin Islands Code (“USVIC”).

Dividends. Subject to the preferential rights any shares of preferred stock currently outstanding or subsequently classified, a holder of Common Stock is entitled to receive dividends, if, as and when authorized and declared by the Company’s Board of Directors (the “Board”), out of any funds available therefor. The Company currently does not pay a regular distribution on the Common Stock, but the Company has from time-to-time declared dividends on its preferred stock, excluding the Series A Preferred.

Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Company, or a Change of Control (as defined in the Series A Designations Certificate), subject to the preferential rights of the Series A Convertible Preferred Stock (the “Series A Preferred”) and pari passu with the rights of the other classes of preferred shares currently outstanding, a holder of Common Stock is entitled to share ratably in the Company's assets that may legally be distributed to the Company's stockholders.

Relationship to Preferred Stock and Other Shares of Common Stock. The rights of a holder of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The Board may cause preferred stock to be issued to the Company’s officers, directors and employees pursuant to benefit plans.

A holder of Common Stock has no preferences, conversion rights, sinking fund, redemption rights, or preemptive rights to subscribe for any other securities of the Company. All shares of Common Stock have equal distribution, liquidation, voting and other rights.

Voting Rights. Except as may otherwise be required by law, a holder of Common Stock has one vote per share on all matters submitted to a vote of the Company’s stockholders, including the election of directors.

Under the USVIC, a US Virgin Islands corporation generally cannot dissolve, amend its charter, sell all or substantially all of its assets, or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least a majority of the outstanding shares of the affected class of stock. Furthermore, under the USVIC, a US Virgin Islands corporation may not merge or consolidate with another company without affirmative vote of stockholders holding at least two-thirds of the outstanding shares of stock.

Additionally, the Bylaws are subject to the alteration or repeal, and new bylaws may be made, by the affirmative vote of shareholders holding at least a majority of the outstanding shares entitled to vote in the election of directors.

The Charter and the Bylaws do not allow for cumulative voting in the election of directors, and a majority of the votes cast in an election for a director is required to elect a director.

Stockholder Liability. Under the USVIC applicable to US Virgin Islands corporations, holders of Common Stock will not be liable as stockholders for the Company’s obligations solely as a result of their status as stockholders of the Company.

Transfer Agent. The registrar and transfer agent for shares of the Common Stock is American Stock & Transfer Company.